Exhibit 23.2

Rudler, PSC

Consent of Independent Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 28, 2019 with respect to the statutory financial statements of K-TENN Insurance Company, which are contained in the Registration Statement No. 333-234331 filed with the Securities and Exchange Commission and the related Proxy Statement / Prospectus.

/s/ Rudler, PSC

Nashville, Tennessee

December 2, 2019